Exhibit 12.2
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OLD REPUBLIC INTERNATIONAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                                       Nine Months
                                   Ended September 30,                                Years Ended December 31,
                                -------------------------   -----------------------------------------------------------------------
                                    1997         1996           1996           1995           1994           1993          1992
                                ------------ ------------   ------------   ------------   ------------   ------------  ------------

Pre-tax operating income        $298,860,787 $237,891,764   $327,288,694   $266,261,412   $218,130,617   $203,076,621  $187,914,438
Pre-tax realized
  investment gains                17,632,464   13,427,646     15,138,480     49,783,480      7,746,427     40,255,205    62,800,708
                                ------------ ------------   ------------   ------------   ------------   ------------  ------------
Adjusted pre-tax income          316,493,251  251,319,410    342,427,174    316,044,892    225,877,044    243,331,826   250,715,146

Add back fixed charges:
  Interest expense                 7,059,461    8,961,817     10,855,591     23,024,172     19,819,805     20,029,674    18,178,483
  Amortization of debt expenses       28,465       65,429         65,429        248,126        186,848        309,404       127,946
                                ------------ ------------   ------------   ------------   ------------   ------------  ------------
  Pretax income as adjusted     $323,581,177 $260,346,656   $353,348,194   $339,317,190   $245,883,697   $263,670,904  $269,021,575
                                ============ ============   ============   ============   ============   ============  ============

Fixed charges and preferred
 stock dividends:
  Interest expense                $7,059,461   $8,961,817     10,855,591     23,024,172     19,819,805     20,029,674    18,178,483
  Amortization of debt expenses       28,465       65,429         65,429        248,126        186,848        309,404       127,946
  Preferred stock
    dividends (pre-tax)            2,521,854    8,542,205     11,068,960     10,061,185     10,513,404     10,704,012    11,263,608
                                ------------ ------------   ------------   ------------   ------------   ------------  ------------
Total fixed charges and
 preferred stock dividends        $9,609,780  $17,569,451    $21,989,980    $33,333,483    $30,520,057    $31,043,090   $29,570,037
                                ============ ============   ============   ============   ============   ============  ============

Ratio of earnings to fixed
 and preferred stock dividends         33.7x        14.8x          16.1x          10.2x           8.1x           8.5x          9.1x
                                ============ ============   ============   ============   ============   ============  ============
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